Exhibit A

AIRPLANES GROUP AMENDMENT OF INDENTURES

_________

New York, September 26, 2003:

Airplanes Limited and Airplanes U.S. Trust (together with their respective subsidiaries, “Airplanes Group”) have successfully completed a solicitation of consents of the holders of the pass-through certificates and class E notes to various amendments to the indenture dated as of March 28, 1996 among Airplanes Limited, Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee and Airplanes U.S. Trust, as guarantor (the “Airplanes Limited Indenture”) and to the indenture dated as of March 28, 1996 among Airplanes U.S. Trust, Deutsche Bank Trust Company Americas, as trustee and Airplanes Limited, as guarantor (the “Airplanes Trust Indenture” and together with the “Airplanes Limited Indenture”, the “Indentures”).

The consent from the holders of record of 78% of the aggregate principal amount of the outstanding pass-through certificates and the class E notes, voting as a single class required to approve the amendments has been received in the consent solicitation. The amendments:

(1) amend certain provisions of the Indentures to permit Airplanes Group to sell aircraft, engines or parts pursuant to any Aircraft Agreement (as defined in the Indentures) without a minimum sales price, without limitation on the value of aircraft that can be sold annually or in the aggregate and without any requirement that after any sale the portfolio meets any lessee, country or regional concentration limitations so long as (a) the board of directors of Airplanes Limited or the controlling trustees of Airplanes U.S. Trust, as applicable, has unanimously confirmed that such sale is in the best interests of the relevant Issuer and the Noteholders (as defined in the Indentures), and (b) all the consideration received in respect of such sale is in cash; and

(2) amend certain provisions of the Indentures to permit Airplanes Group to enter into interest rate hedging arrangements with a Swap Provider (as defined in the Indentures) having at the time of entry into the arrangement (i) a short-term unsecured debt rating of A-1 (reduced from A-1+) or higher by Standard & Poor’s (for the Swap Provider or its guarantor) and (ii) a long-term unsecured debt rating of A2 (reduced from A1) or higher by Moody’s for the Swap Provider or its guarantor, or otherwise approved by a majority of the board of directors of Airplanes Limited or the controlling trustees of Airplanes U.S. Trust, as applicable, subject to prior Rating Agency Confirmation (as defined in the Indentures).

The purpose of the first amendment is to remove certain operational restrictions and thereby enable Airplanes Group to maximize cash flows available to the Noteholders (as defined in the Indentures) in the current environment. The purpose of the second amendment is to reduce the minimum credit ratings for Airplanes Group’s swap counterparties to an appropriate level given the current ratings of the certificates and thereby expand the pool of eligible swap counterparties in order to limit the cost of ongoing hedging.

The aggregate principal amount of each class and subclass of certificates, as well as the class E notes, outstanding under the Indentures as of the record date and the related CUSIP and ISIN Nos. are set forth below:

			Aggregate	Aggregate Principal
			Principal	Amount Outstanding
			Amount at	on Record Date
Cusip No.	ISIN No.	Description	Issuance	( 9/3/03)

009451AJ4	US009451AJ46	Subclass A-6 Pass-	$850 million	$ 186 million
through Certificates
009451AL9	US009451AL91	Subclass A-8 Pass-	$700 million	$ 700 million
through Certificates
009451AP0	US009451AP06	Subclass A-9 Pass-	750 million	$ 750 million
through Certificates
009451AM7	US009451AM74	Class B Pass-	$337 million	$ 232 million
through Certificates
009451AG0	US009451AG07	Class C Pass-	$375 million	$ 350 million
through Certificates
009451AH8	US009451AH89	Class D Pass-	$400 million	$ 395 million
through Certificates
–	–	Class E Notes	$591 million	$ 591 million

For further information about the Airplanes Group, please contact: Aengus Kelly or Gerry Hastings of the Airplanes Group's Administrative Agent at tel: 31 20 655 9655 or 353 61 723600, respectively or visit our website at http://www.airplanes-group.com.